Exhibit 99.1

Newfield Exploration Reports Pipeline Damage Offshore Malaysia

HOUSTON, July 12, 2010 -- Newfield Exploration Company (NYSE: NFX) on Saturday, July 10, determined that an oil pipeline connecting the East Belumut platform on PM 323 to the Tinggi platform (located approximately 17 miles from East Belumut) was damaged by the activities of an unidentified marine vessel unrelated to Newfield's operations. Production from the field is shut in and the leak has been isolated.

East Belumut is located approximately 160 miles offshore Peninsular Malaysia in 240 feet of water. The field was producing approximately 20,000 barrels of oil per day gross prior to shut-in. Emergency response teams are actively working at the site. The Company estimates that repairs to the pipeline will take 6-8 weeks to complete and return the East Belumut field to production. Newfield operates PM 323 with a 60% interest.

Newfield’s deferred production in the third quarter of 2010 as a result of the damaged pipeline is estimated to be 0.5 – 0.6 million barrels. Including the impact of the deferred Malaysian volumes, Newfield expects that its 2010 total company production will be at the lower end of its previous guidance range of 283 – 288 billion cubic feet equivalent.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated production volumes and timing of repairs and other activities, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including  the prices of goods and services, the availability of support services, the availability and cost of capital resources, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com